ARTICLES OF INCORPORATION

OF

Pahrump Valley Truss, Inc.

    THE UNDERSIGNED, having associated themselves together for the purpose of forming a corporation for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Nevada, do make, record and file these articles of Incorporation, in writing, and we do hereby certify:

1. NAME;

The name of this corporation shall be:

        "Pahrump Valley Truss, Inc."

2. PURPOSE

The purpose for which is said Corporation is formed and the nature of the objects proposed to be transacted and carried on by it is to engage in any and all other lawful activity, as provided by the laws of the state of Nevada

3. CAPITAL STOCK:

The authorized amount of the Capital Stock of the Corporation shall be ten thousand (10,000) shares of Common Stock at no par but said Capital Stock may be increased or decreased from time to time in accordance with the provisions of the laws of the State of Nevada.

4. Governing Board:

The members of the Governing Board of the Corporation are styled Directors. The initial board of directors shall consist of one (1) member. The name and post office address of the First Board of Directors of the Incorporation is as follows:

FIRST BOARD OF DIRECTORS

Michael C.Van, Esq.

1336 South Decatur Boulevard

Las Vegas, NV 89102

5. INCORPORATOR

The name and address of the incorporator, who is above the age of eighteen (18) years, is as follows:

Name                                                    Address

Michael C. Van, Esq.                             1336 South Decatur Boulevard

                                                              Las Vegas, NV 89102

and Michael C. Van, Esq., does hereby certify that on the 14th day of October, 2003, he accepted the appointment as Resident Agent of the Corporation in accordance with Section 78.090, N.R.S.

/s/ Michael C. Van

Michael C. Van, Esq.

7. IDEMNIFICATION:

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 14th day of October, 2003

/s/ Michael C. Vann

Michael C. Van, Esq.

State of NEVADA

County of CLARK

On the 14th day of October, 2003, personally appeared before me, a notary public (or judge or other authorized person, as the case may be), duly commissioned and sworn, Michael C. Van, Esq., the person whose name is subscribed to the foregoing instrument and who acknowledged that he executed the instrument.

IN WITNES WHEREOF, I have executed this notary and affixed my official seal.

/s/ Michele Overton

NOTARY PUBLIC

My Cmmission Expires: 4/22/07